Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of AgriFORCE Growing Systems Ltd. on Form S-1 Amendment No. 1 File No. 333-279154 of our report dated April 1, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of AgriFORCE Growing Systems Ltd. as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022, appearing in the Annual Report on Form 10-K of AgriFORCE Growing Systems Ltd. for the year ended December 31, 2023. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

Los Angeles, California

May 31, 2024